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                                   EXHIBIT 3.3

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                             FILED FEBRUARY 12, 2002



                              ARTICLES OF AMENDMENT
                                       OF
                              BULL RUN CORPORATION

         Pursuant to the provisions of Section 14-2-602 (d) of the Georgia Business Corporation Code, the undersigned, on behalf of Bull Run Corporation (the "Corporation"), hereby submits the following information:

                                    Article 1

         The name of the Corporation is Bull Run Corporation.

                                    Article 2

         The Articles of Incorporation of the Corporation are hereby amended to provide for the establishment and designation of Series B Convertible Preferred Stock and to fix and determine the relative rights and preferences thereof by adding the following to the end of Article Two, as amended:

                      SERIES B CONVERTIBLE PREFERRED STOCK

         Section 9. Designation and Amount. The shares of the series of capital stock of the Corporation shall be designated as "Series B Convertible Preferred Stock" and the number of shares constituting the Series B Convertible Preferred Stock, par value $0.01 per share, shall be One Hundred Thousand (100,000). If and to the extent that further shares are needed in order to pay dividends in shares of Series B Convertible Preferred Stock as provided for in Section 3 hereof, the Board of Directors of the Corporation (the "Board") will authorize additional shares of Series B Convertible Preferred Stock so that at all times, so long as Series B Convertible Preferred Stock is outstanding, there will be a sufficient number of Series B Convertible Preferred Stock authorized and reserved to pay dividends as provided for in Section 3 hereof in shares of Series B Convertible Preferred Stock for the next year.


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         Section 10. Rank. All Series B Convertible Preferred Stock shall rank, as to payment of dividends and as to distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary,
(a) on a parity with any shares of preferred stock of the Corporation now or hereafter designated and issued by the Corporation; and (b) senior to the Common Stock, par value $0.01 per share, of the Corporation (the "Common Stock") now or hereafter issued.

         Section 11. Dividends and Distributions. The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board out of funds legally available for such purposes, dividends at the rate of Ninety Dollars ($90.00) per annum per share, which shall be fully cumulative and shall accrue without interest from the date of initial issuance; provided, however, that the dividends on the shares of Series B Preferred stock initially issued to Delta Life Insurance Co., Georgia Casualty and Surety Company and Bankers Fidelity Life Insurance Company in exchange for the surrender of each such company's 1,000 shares of the Series A Preferred Stock and Warrants for 434,783 shares of Common Stock (the "Initial 3,000 Shares Issued") shall accrue from and after June 29, 2001 and provided, further, that the dividends on the additional 2,400 shares issued to Delta Life Insurance Co. pursuant to that certain Subscription and Exchange Agreement between Delta Life Insurance Co. and the Corporation (the "Additional 2,400 Delta Shares") shall accrue from and after November 30, 2001. Dividends provided for under this
Section 3 shall be payable as follows: (a) from the date of initial issuance of the Series B Convertible Preferred Stock until the day two (2) years after such date of initial issuance in cash or in shares (whether whole or fractional) of Common Stock, which method shall be determined at the Corporation's sole option; provided, however, that in the case of the Initial 3,000 Shares Issued, such two year period shall be deemed to have commenced on June 29, 2001 and provided, further, that in the case of the Additional 2,400 Delta Shares, such two year period shall be deemed to have commenced on November 30, 2001; and (b) thereafter, either in cash or in shares (whether


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whole or fractional) of Common Stock, which method shall be determined at the holder's sole option and communicated to the Corporation by written notice delivered to the Corporation at least thirty (30) days prior to the dividend payment date (if a holder does not deliver such notice to the Corporation, then the form of the dividend to be paid to such holder shall be at the sole option of the Corporation).

         For purposes of determining the number of shares (or fraction thereof) of Common Stock to be issued as payment of a dividend pursuant to this Section 3, Common Stock shall be valued at the average Nasdaq closing price for the twenty (20) trading days immediately preceding each dividend payment date.

         Dividends shall be paid annually each year on June 30th (except that if such date is a Saturday, Sunday, or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday, or legal holiday) to holders of record as they appear on the stock books of the Corporation on June 15th of that year. The first such dividend payment date shall be on June 30, 2002.

         No dividends or other distributions, other than dividends payable solely in shares of Common Stock or capital stock of the Corporation ranking junior as to dividends to the Series B Convertible Preferred Stock (collectively, the "Junior Dividend Stock"), shall be paid or set apart for payment on, and except for the use of Common Stock to pay for the exercise of stock options pursuant to the stock option plans of the Corporation and its subsidiaries, no purchase, redemption or other acquisition shall be made by the Corporation of any shares of Junior Dividend Stock unless and until all accrued and unpaid dividends on the Series B Convertible Preferred Stock shall have been paid or declared and set apart for payment.

         If at any time any dividend on any capital stock of the Corporation ranking senior as to dividends to the Series B Convertible Preferred Stock (the "Senior Dividend Stock") shall be in default, in whole or in part, no dividend shall be paid or declared and set apart for payment on the Series B Convertible Preferred Stock unless and until all accrued and unpaid


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dividends with respect to the Senior Dividend Stock, including the full dividends for the then current dividend period, shall have been paid or declared and set apart for payment, without interest. No full dividends shall be paid or declared and set apart for payment on any class or series of the Corporation's capital stock ranking, as to dividends, on a parity with the Series B Convertible Preferred Stock (the "Parity Dividend Stock") for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for such payment on the Series B Convertible Preferred Stock. No full dividends shall be paid or declared and set apart for payment on the Series B Convertible Preferred Stock for any period unless all accrued but unpaid dividends have been, or contemporaneously are, paid or declared and set apart for payment on the Parity Dividend Stock for all dividend periods terminating on or prior to the date of payment of such full dividends. When dividends are not paid in full upon the Series B Convertible Preferred Stock and the Parity Dividend Stock, all dividends paid or declared and set apart for payment upon shares of Series B Convertible Preferred Stock and the Parity Dividend Stock shall be paid or declared and set apart for payment pro rata, so that the amount of dividends paid or declared and set apart for payment per share on the Series B Convertible Preferred Stock and the Parity Dividend Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series B Convertible Preferred Stock and the Parity Dividend Stock bear to each other.

         Any reference to "distribution" contained in this Section 3 shall not be deemed to include any stock dividend or distributions made in connection with any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

         Section 12. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets constitute stated capital or surplus of any nature, an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders,


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without interest, and a sum equal to One Thousand Dollars ($1,000.00) per share
(the "Liquidation Preference") and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series B Convertible Preferred Stock (collectively, the "Junior Liquidation Stock"); provided, however, that the holders of Series B Convertible Preferred Stock shall be entitled to such payment only in the event that the Corporation's payments with respect to the liquidation preference of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series B Convertible Preferred Stock (the "Senior Liquidation Stock") are fully met. After the liquidation preferences of the Senior Liquidation Stock are fully met, the assets of the Corporation available for distribution shall be distributed ratably among the holders of the Series B Convertible Preferred Stock and any other class or series of the Corporation's capital stock having parity as to liquidation rights with the Series B Convertible Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). After payment in full of the Liquidation Preference of the shares of the Series B Convertible Preferred Stock, the holders of such shares shall not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation nor merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation for the purposes of this Section 4.

         Section 13.       Conversion Terms.

         (a) Conversion Right. On or after the day two (2) years after the date of initial issuance (the "Conversion Date"), but at no time before that date, subject to the provisions for adjustment hereinafter set forth, each single share of Series B Convertible Preferred Stock shall be convertible at any time at the option of the holder thereof into one thousand (1,000) fully paid and non-assessable shares of Common Stock; provided, however, that in the case of the


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Initial 3,000 Shares Issued, such Conversion Date shall be June 29, 2003 and provided, further, that in the case of the Additional 2,400 Delta Shares, such Conversion Date shall be November 30, 2003.

         (b) Mechanics of Conversion. The holder of any shares of Series B Convertible Preferred Stock may exercise the conversion right specified in
Section 5(a) by surrendering to the Corporation the certificate or certificates for the shares to be converted, accompanied by written notice specifying the number of shares to be converted. Conversion will be deemed effective on the date when such notice is delivered.

         (c) Adjustments. The number of shares of Common Stock into which an issued and outstanding share of Series B Convertible Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

                  (i) If the Corporation shall (x) declare a dividend on the Common Stock in shares of its capital stock (whether shares of Common Stock, Series B Convertible Preferred Stock or of capital stock of any other class); (y) split or subdivide the outstanding Common Stock; or
         (z) combine the outstanding Common Stock into a smaller number of shares, each share of Series B Convertible Preferred Stock outstanding at the time of the record date for such dividend or of the effective date of such split, subdivision or combination shall thereafter entitle the holder of such share of Series B Convertible Preferred Stock to receive the aggregate number and kind of shares which, if such share of Series B Convertible Preferred Stock had been converted immediately prior to such time, such holder would have owned or have become entitled to receive by virtue of such dividend, subdivision or combination.
                  (ii) In the event of any capital reorganization of the Corporation, or of any reclassification of the Common Stock (other than a subdivision or combination of outstanding shares of Common Stock), or in case of the consolidation of the Corporation with or the merger of the Corporation with or into any other corporation or of the sale of the properties and assets of the Corporation as, or substantially as, an

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         entirety to any other corporation, each share of Series B Convertible
         Preferred Stock shall after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be convertible upon the terms and conditions specified herein, for the number of shares of stock or other securities or assets to which a holder of the number of shares of Common Stock into which such share of Series B Convertible Preferred Stock shall be convertible (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger or sale) would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale; and in any such case, if necessary, the provisions set forth herein with respect to the rights thereafter of the holders of the shares of Series B Convertible Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or assets thereafter deliverable upon the conversion of the shares of Series B Convertible Preferred Stock.

         Section 14. Redemption of Series B Convertible Preferred Stock.

         (a) Redemption at Option of the Corporation. At any time after the date of the initial issuance of shares of Series B Convertible Preferred Stock, the Corporation may, at its sole option, redeem all or a portion of the Series B Convertible Preferred Stock on any date that may be from time to time set by the Board (the "Redemption Date") at a redemption price of One Thousand Dollars ($1,000.00) per share plus an amount per share equal to all dividends on the Series B Convertible Preferred Stock accrued and unpaid on such shares, pro rata to the Redemption Date (the "Redemption Price"). The Redemption Price shall be payable in cash.

         In the event that less than all of the then outstanding shares of Series B Convertible Preferred Stock are redeemed at any one time, the Corporation shall designate by lot, or in such other manner as the Board may determine, the shares to be redeemed or shall effect such redemption pro rata. Notwithstanding the foregoing, the Corporation shall not redeem less than all of the Series B Convertible Preferred Stock at any time outstanding until all


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accrued but unpaid dividends upon all Series B Convertible Preferred Stock then outstanding shall have been paid.

         (b) Mandatory Redemption. All outstanding shares of the Series B Preferred stock shall be redeemed on the day ten (10) years after the date of initial issuance (the "Mandatory Redemption Date") at a redemption price of One Thousand Dollars ($1,000.00) per share plus an amount per share equal to all dividends on the Series B Convertible Preferred Stock accrued and unpaid on such shares, pro rata to the Mandatory Redemption Date (the "Mandatory Redemption Price"). In the case of the Initial 3,000 Shares Issued, the Mandatory Redemption Date shall be June 29, 2011, and in the case of the Additional 2,400 Delta Shares, the Mandatory Redemption Date shall be November 30, 2011. The Mandatory Redemption Price shall be payable in cash.

         (c) Mechanics of Redemption. Notice by first class mail, postage prepaid, shall be given to the holders of record of the Series B Convertible Preferred Stock to be redeemed not more than sixty (60) nor less than thirty
(30) days prior to a Redemption Date or the Mandatory Redemption Date, as the case may be. Such notice shall be addressed to such shareholders at their last address as shown on the books of the Corporation. Each such notice of redemption shall (a) specify the Redemption Date, the Redemption Price, the place or places where payment will be made upon presentation and surrender of the Series B Convertible Preferred Stock; (b) state that accrued but unpaid dividends to the Redemption Date will be paid on the Redemption Date; and (c) state that on and after the Redemption Date, dividends will cease to accrue on such shares.

         Any notice which is mailed as herein provided shall be conclusively presumed to have been duly given, whether or not the holder of the Series B Convertible Preferred Stock receives such notice. Failure to give such notice by mail, or any defect in such notice, to the holders of any shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series B Convertible Preferred Stock. On or after the Redemption Date, as stated in such notice, each holder of the shares called


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for redemption shall surrender the certificate (or certificates) evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. In the case of a redemption by the Corporation pursuant to Section 5(a), if fewer than all the shares represented by any such surrendered certificate (or certificates) are redeemed, a new certificate shall be issued representing the unredeemed shares. If, on the Redemption Date, funds necessary for the redemption shall be available therefor and shall have been irrevocably deposited or set aside, then, notwithstanding that the certificates evidencing any shares are so called for redemption shall not have been surrendered, (a) the dividends with respect to the shares so called shall cease to accrue after the date fixed for redemption;
(b) the shares shall no longer be deemed outstanding; (c) the holders thereof shall cease to be shareholders; and (d) all rights whatsoever with respect to the shares so called for redemption (except the right of the holders to receive the Redemption Price without interest upon surrender of their certificates therefor) shall terminate. Any funds deposited by the Corporation pursuant to the foregoing provision and unclaimed at the end of one (1) year from the relevant Redemption Date shall, to the extent permitted by law, be returned to the Corporation, after which the holders of shares of Series B Convertible Preferred Stock so called for redemption shall look only to the Corporation for the payment thereof. Shares of Series B Convertible Preferred Stock redeemed by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, and may thereafter be reissued, but not as shares of Series B Convertible Preferred Stock.

         Section 15. No Sinking Fund. The shares of Series B Convertible Preferred Stock shall not be subject to the operation of a purchase, retirement, or sinking fund.

         Section 16. Voting Rights. The holders of Series B Convertible Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law. Whenever dividends on the Series B Convertible Preferred Stock or any other class or series of Parity Dividend Stock shall be in arrears in an amount equal to One


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Hundred Fifty Percent (150%) of an annual dividend, the holders of the Series B
Convertible Preferred Stock (voting separately as a class with all other affected classes or series of the Parity Dividend Stock upon which like voting rights have been conferred and are exercisable) shall be entitled to vote for and elect two additional directors of the Corporation. Such right of the holders of Series B Convertible Preferred Stock to vote for the election of such directors may be exercised at an annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof, until dividends in default on such outstanding shares of Series B Convertible Preferred Stock shall have been paid in full (or until such dividends shall have been declared and funds sufficient therefor set apart for payment), at which time the term of office of the two directors so elected shall automatically terminate (subject to revesting in the event of each and every subsequent default of the character specified in the preceding sentence). So long as such right to vote continues, the Secretary of the Corporation may call, and upon the written request of the holders of record of Ten Percent (10%) of the outstanding shares of Series B Convertible Preferred Stock addressed to him at the principal office of the Corporation shall call, a special meeting of the holders of such shares for the election of such directors, as provided herein. Such meeting shall be held not less than forty-five (45) nor more than ninety (90) days after the accrual of such right, at the place and upon the notice provided by law and in the By-laws of the Corporation for the holding of shareholder meetings. No such special meeting or adjournment thereof shall be held on a date less than thirty (30) days before an annual meeting of shareholders or any special meeting in lieu thereof, provided that such annual meeting appropriate provisions are made to allow the holders of the Series B Convertible Preferred Stock to exercise such right at such meeting. If at any such annual or special meeting or any adjournment thereof the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock entitled to vote in such election shall be present or represented by proxy, then the authorized number of directors of the Corporation shall be increased by two, and the holders of Series B Convertible Preferred Stock shall be

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entitled to elect such two additional directors. Directors so elected shall serve until the next annual meeting or until their successors shall be duly elected and qualified, unless the term of office of the persons so elected as directors shall have terminated by virtue of the payment in full of all dividends in arrears or such dividends shall have been declared and funds sufficient therefor set apart for payment. In case of any vacancy occurring among the directors so elected by the holders of Series B Convertible Preferred Stock, the remaining director who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place is vacant, and such successor shall be deemed to have been duly elected by the holders of Series B Convertible Preferred Stock. If both directors so elected by the holders of Series B Convertible Preferred Stock shall cease to serve as directors before their terms shall expire, the holders of Series B Convertible Preferred Stock then outstanding and entitled to vote for such directors may, at a special meeting of such holders called as provided herein, elect successors to hold office for the unexpired terms of the directors that such successors replaced.

         Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series B Convertible Preferred Stock, voting separately as a class, the Corporation shall not authorize, create or issue any shares of any other class or series of capital stock ranking senior to or on a parity with the Series B Convertible Preferred Stock as to dividends or upon liquidation.

         The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series B Convertible Preferred Stock, voting separately as a class, will be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of the Corporation's Articles of Incorporation if the amendment, alteration or repeal materially and adversely affects the powers, preferences or special rights of the Series B Convertible Preferred Stock.

         Section 17. Outstanding Shares. For purposes hereof all shares of Series B Convertible Preferred Stock shall be deemed outstanding except that, from a Redemption

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Date pursuant to Section 5 hereof, all shares of Series B Convertible Preferred
Stock which have been so called for redemption under Section 5 shall not be deemed to be outstanding, if funds or shares necessary for the redemption of such shares are available.

                                    Article 3

         The proposed amendment of the Articles of Incorporation as set forth in paragraph 2 hereinabove was adopted by the Board of Directors of the Corporation on February 12 , 2002. Shareholders' approval was not required pursuant to
Section 14-2-1002 of the Georgia Business Corporation Code.

         IN WITNESS WHEREOF, BULL RUN CORPORATION has caused its duly authorized officer to execute these Articles of Amendment as of this 12th day of February, 2002.

                                             BULL RUN CORPORATION

                                             /s/ ROBERT S. PRATHER, JR.
                                             ---------------------------
                                             Robert S. Prather, Jr.
                                             President


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